Exhibit 5.1

19 May 2017
OM Asset Management Plc
Ground Floor, Millennium Bridge House
2 Lambeth Hill
London
EC4V 4GG
Dear Sirs

Re:	Registration Statement on Form S-3

1.	Introduction

1.1
We have acted as English legal advisers to OM Asset Management plc, a public limited liability company incorporated under the laws of England (the “Company”), in connection with the sale by OM Group (UK) Limited, a private company with limited liability incorporated under the laws of England and Wales (the “Selling Shareholder”) of 17,300,000 ordinary shares (the “Underwritten Shares”), nominal value $0.001 per share, of the Company (the “Ordinary Shares”), and the potential sale by the Selling Shareholder of up to an additional 2,595,000 Ordinary Shares (“Option Shares” and, together with the Underwritten Shares, the “Shares”), pursuant to the Underwriting Agreement, dated 15 May 2017 (the “Underwriting Agreement”), by and among the Company, the several underwriters named in Schedule A thereto (the “Underwriters”), and the Selling Shareholder.

2.	Documents Examined and Searches conducted

2.1
For the purpose of giving this opinion, we have examined the following documents and records, and made the following searches and enquiries, in addition to such other documents, records, searches and enquiries that we deem appropriate:

(a)	a pdf copy of the signed Underwriting Agreement;

(b)	a pdf copy of the Registration Statement on Form S-3 (Registration No. 333-207781), initially filed with the Securities and Exchange Commission (the “Commission”) on 4 November 2015;

(c)	a copy of the General Disclosure Package and the Prospectus, each as defined in the Underwriting Agreement;

Morgan, Lewis & Bockius uk llp
Condor House
5-10 St. Paul’s Churchyard
London EC4M 8AL     +44.20.3201.5000
United Kingdom     +44.20.3201.5001

Morgan, Lewis & Bockius UK LLP is a limited liability partnership registered in England and Wales under number OC378797 with its registered office at Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL and is a law firm authorised and regulated by the Solicitors Regulation Authority, whose rules can be accessed at rules.sra.org.uk. Our SRA authorisation number is 615176. We use the word “partner” to refer to a member of the LLP. A list of the members of Morgan, Lewis & Bockius UK LLP is available for inspection at the above address. Further information about Morgan Lewis can be found on www.morganlewis.com.

OM Asset Management Plc
19 May 2017

(d)	a signed certificate of the Company dated 19 May 2017, having annexed thereto:

(i)	a copy of the Articles of Association of the Company, as adopted on 1 May 2015 (the “Articles”);

(ii)
a copy of the resolutions of the board of directors of the Company dated 29 September 2014, 3 February 2015 and 24 February 2015 in connection with, inter alia, the Company’s authority to allot the Shares, the disapplication of pre-emption rights in relation to the issuance of the Shares, the issuance of the Shares and the adoption of the Articles;

(iii)	a copy of the resolutions of the board of directors of the Company dated 11 May 2017 in connection with, inter alia, the approval of the Underwriting Agreement; and

(iv)	a copy of the resolutions of the pricing committee of the board of directors of the Company dated 15 May 2017 in connection with, inter alia, the pricing of the Shares,

(e)
the results of our online company search at 10:32 am (London time) on 19 May 2017 of the database at Companies House in respect of the Company to check its Memorandum, Articles of Association, and charges register and to check for any insolvency filings (the “Company Search”); and

(f)
the results of our searches at 11:09 am (London time) on 19 May 2017 of the records at the Companies Court, Royal Courts of Justice, Rolls Building, London to check (A) whether any winding-up petitions have been presented or winding up orders have been made against the Company in England and Wales, and (B) for any (i) notices of intention to appoint an administrator, (ii) notices of appointment of administrator, (iii) administration orders, and (iv) applications for the making of an administration order filed in London in respect of the Company (noting that in the case of companies in administration, only administrations in the Companies Court, Royal Courts of Justice, Rolls Building, London will be revealed), and (2) at 10:14 am (London time) on 19 May 2017 of an online search of the London Gazette for any insolvency notices in respect of the Company (the “Winding up Search”).

2.2
The documents, records and searches referred to above are the only documents and records we have examined and the only searches we have carried out for the purposes of this opinion. These searches do not necessarily reveal the up-to-date position.

3.	Scope

3.1	This opinion is limited to English law as applied by the English courts and is given on the basis that:

(a)	The opinion will be governed by and construed in accordance with English law.

(b)	The addressee has made its own independent decision to file the Registration Statement based on its own judgement.

3.2
We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this letter that may affect the opinion expressed herein.

3.3
The opinion given in this letter is strictly limited to the matters stated in paragraph 5 and does not extend to, and is not to be read as extended by implication to, any other matters. We express no opinion as to matters of fact.

OM Asset Management Plc
19 May 2017

4.	Assumptions
In giving this opinion we have assumed:

4.1
the genuineness of all signatures, stamps and seals on, and the authenticity of, all documents submitted to or examined by us (whether as originals or copies and whether in electronic form or otherwise);

4.2	that all copy documents submitted to us are complete and conform to the originals;

4.3
that the information revealed by the Company Search and the Winding Up Search was and remains complete, accurate and up to date in all respects as at the date of this letter (such searches do not necessarily reveal the up-to-date position); and

4.4
that the term “non-assessable”, which has no recognised meaning in English law, for the purposes of this letter means that under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional assessments or calls for further funds by the Company.

5.	Opinion
Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this letter, we are of the opinion that the Shares are duly authorised, validly issued, fully paid and non-assessable.

6.	Qualifications
The opinion given in this letter is subject to the qualifications and reservations set out below.

6.1	The Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of the Company;

(b)	an administration order has been made;

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross Border Insolvency Regulations 2006, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, there may be a delay in the relevant notice appearing on the file of the company concerned.
In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented, or whether or not any documents for the appointment of, or notice of intention to appoint, an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court.

6.2
The Winding up Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding up order by a court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Index of Winding Up Petitions immediately;

OM Asset Management Plc
19 May 2017

(b)
in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Index of Winding Up Petitions;

(c)
a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Index of Winding Up Petitions, and the making of such order may not have been entered on the records immediately;

(d)
details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Index of Winding Up Petitions may not have records of winding-up petitions issued prior to 1994.

7.	Consent to Filing
We hereby consent to your filing this opinion as an exhibit to the 462(b) Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully MORGAN LEWIS & BOCKIUS UK LLP

/s/ Morgan Lewis & Bockius UK LLP